PROSPECTUS SUPPLEMENT NO. 12
(To Prospectus dated May 10, 2007 as supplemented and amended by prospectus supplement no. 1 dated June 13, 2007,
prospectus supplement no. 2 dated July 17, 2007,
prospectus supplement no. 3 dated August 24, 2007,
prospectus supplement no. 4 dated September 27, 2007,
prospectus supplement no. 5 dated October 29, 2007
prospectus supplement no. 6 dated December 6, 2007,
prospectus supplement no. 7 dated April 18, 2008,
prospectus supplement no. 8 dated May 28, 2008,
prospectus supplement no. 9 dated July 21, 2008,
prospectus supplement no. 10 dated November 17, 2008, and
prospectus supplement no. 11 dated January 14, 2009)
Filed Pursuant to Rule 424(b)(7) Registration Statement No. 333-142820

Lexington Realty Trust

17,823,195 Common Shares of Beneficial Interest

This prospectus supplement no. 12 supplements and amends the prospectus dated May 10, 2007 (as supplemented and amended to date) relating to the resale from time to time of common shares that we may issue to holders of The Lexington Master Limited Partnership’s 5.45% Exchangeable Guaranteed Notes due 2027, which we refer to as the notes, named in the prospectus dated May 10, 2007, as amended and supplemented to date upon the exchange or redemption of the notes.

This prospectus supplement should be read in conjunction with, is qualified by reference to, and must be accompanied by, the prospectus dated May 10, 2007, as supplemented or amended to date, except to the extent that the information in this prospectus supplement supersedes any information contained in those documents.

Our common shares are listed on the New York Stock Exchange under the symbol “LXP”. On January 13, 2009, the last reported sale price of our common shares on the New York Stock Exchange was $5.49 per share.

On December 31, 2008, The Lexington Master Limited Partnership was merged with and into us and we assumed the obligations of The Lexington Master Limited Partnership under the Indenture, dated as of January 29, 2007, as supplemented by the First Supplemental Indenture, dated as of January 29, 2007, the Second Supplemental Indenture, dated as of March 9, 2007, the Third Supplemental Indenture, dated as of June 19, 2007, and the Fourth Supplemental Indenture, dated as of December 31, 2008.

Investing in our common shares involves risks. See “Risk Factors” referred to on page 5 of the prospectus dated May 10, 2007, as well as in the documents incorporated by reference into the prospectus, before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 24, 2009.

SELLING SHAREHOLDERS

The information appearing in the table below supplements and supersedes the information with respect to such selling shareholders in the table appearing under the heading “Selling Shareholders” in the prospectus dated May 10, 2007, as previously supplemented. The information is based solely on information provided to us by or on behalf of the selling shareholders on or prior to April 23, 2009 in Selling Security Holder Notices and Questionnaires. The number of common shares, shown in the table below, issuable upon the exchange or redemption of the notes, assumes exchange of the full amount of notes held by each selling shareholder at the current exchange rate of 47.7700 shares of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.  We are required to pay the first $1,000 of exchange value in cash under the terms of the notes; however, we may issue common shares for all or part of the principal amount in negotiated transactions. The exchange rate is subject to further adjustment in certain events. The selling shareholders may offer all, some or none of the common shares which we may issue upon the exchange or redemption of the notes. Because the selling shareholders may offer all or some portion of such common shares, we cannot estimate the number of common shares that will be held by the selling shareholders upon termination of any of these sales. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common shares since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering(1)(2)	Percentage of Shares Beneficially Owned Prior to the Offering(3)	Number of Shares Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After the Offering(4)	Percentage of Shares Beneficially Owned After the Offering(3)
CQS Convertible and Quantitative Strategies Master Fund Limited. (5)	382,160	*	382,160	0	*

*	Less than one percent.

(1)	Based on information available to us as of April 23, 2009 in Selling Security Holder Notices and Questionnaires delivered by the selling shareholders.
(2)
The number of common shares issuable upon the exchange or redemption of the notes assumes exchange of the full amount of notes held by each selling shareholder at the initial exchange rate of 47.7692 shares of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.

(3)	Based on a total of 100,782,598 common shares outstanding as of April 23, 2009.
(4)	Assumes the selling shareholder sells all of its common shares offered pursuant to this prospectus.
(5)	Dennis Hunter, Karla Bodden, Jane Flemming, Alan Smith, Jonathan Crowther and Gary Gladstein, as directors, exercise voting and/or dispositive powers with respect to these securities.